Filed Pursuant to Rule 433
Registration No. 333-124935

FREE WRITING PROSPECTUS
Dated August 23, 2007

Joint-Leads: CITI/JPMS	Co-mgrs: ABN/BNP/WS	*100% POT*

Cls	Amt ($mm)	Rtgs (M/S)	WAL	Bmrk/Level	Yield	CPN	$PX
A-1	120.000	P-1/A-1+	0.28	IntL + 10	5.5942		100
A-2a	65.000	Aaa/AAA	0.89	EDSF + 35	5.406	5.34	99.994939
A-2b	120.000	Aaa/AAA	0.89	1m L + 25	1m L + 25		100
A-3	230.000	Aaa/AAA	1.84	1m L + 35	1m L + 35		100
A-4	174.660	Aaa/AAA	3.02	SWPS + 60	5.588	5.52	99.989082
B	50.832	Aa3/A	3.63	SWPS + 110	6.120	6.04	99.989277
C	21.508	Baa2/BBB	3.63	SWPS + 200	7.020	6.91	99.970091

>PRICED TO 1.8% ABS AND 10% CLEAN UP CALL
>SETTLES: THURSDAY, AUGUST 30th, FLAT
>BILL and DELIVER: JPMS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing Lizmary Rodriguez at lizmary.rodriguez@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.